EXHIBIT 99.1

Contact: David Ruckert or Bob Connors, CFO, 510-490-0719

FIBERSTARS REPORTS 1ST QUARTER RESULTS

FREMONT, Calif. April 23, 2003—Fiberstars, Inc. (Nasdaq: FBST) today announced results for the first quarter, 2003.

Revenue was $5,879,000, 23% below the year ago quarter. The net loss was $622,000 ($0.12 per share), vs. a loss of $70,000 ($0.01 per share) in the first quarter of 2002.

“After being even with year ago through February, our revenue dropped sharply in March,” said David Ruckert, President, CEO of Fiberstars. “The biggest sales drop was in our residential swimming pool business, which was half of the year ago March sales level after being up 4% through February. We attribute this drop in part to a short term market interruption due to the war and in part to the continued weak economy.

“Fiberstars remains committed to its objective of returning the business to profitability. A total of $1.6 million in expense cuts on an annual basis have been taken since January, and we have implemented a number of margin improvement actions this year. Fiberstars’ break-even point has been reduced to well below the 2002 level. Although the sales effect of the war is likely to be short term, the revenue outlook for the year 2003 continues to be clouded by the soft economy. Because of the sharp decline in March sales, Fiberstars now expects this year’s revenues to be below those of 2002. Nevertheless, with the budgetary reductions to date plus additional cost reduction measures being taken in the second quarter, we continue to hope for profitability in 2003.”

The Company continues to believe that its new energy saving Fiberstars EFO™ technology will result in growth in the future. The development of EFO places Fiberstars in a position of technological leadership in fiber optic lighting. The system was introduced in an outdoor version in 2002 and an indoor version in the first quarter of 2003. Over 40 accounts have committed to testing EFO, and 15 of these tests have resulted in orders to date.

The Company has quoted many EFO lighting plans to major accounts. In every case EFO is shown to be significantly more energy efficient that incandescent lamps – including halogen – and is often more energy efficient than fluorescent lamps and certain types of high intensity discharge lighting.

As previously announced, DARPA, the R&D arm of the Department of Defense, awarded $9.5 million over the next three years to Fiberstars and three partner companies to develop an advanced EFO system for applications on ships and other military uses. Of this total, $7.1 million is Fiberstars’ portion, with $2.2 million available to Fiberstars in 2003.

Also as previously announced, the Advanced Technology Program of NIST (Department of Commerce) awarded Fiberstars $2 million in 2000-2003 to develop a large scale manufacturing process for a new large core fiber developed by Fiberstars for the EFO system. The Company considers the DARPA and NIST projects to be a strong endorsement of its breakthrough energy savings technology.

Fiberstars has made an alliance with a large firm in the industry to jointly develop fixtures for EFO which will be targeted at lighting market niches Fiberstars is not currently pursuing. This type of alliance is a first for Fiberstars, and an opportunity to secure professional endorsement and marketing support for the EFO system from an industry leader.

The Company plans to introduce the next generation of Fiberstars EFO system at the annual Light Fair trade show in New York in May. This product, scheduled to be available in the fourth quarter, replaces eight 50 watt halogen lamps – 400 total watts – with a 68 watt EFO lamp lighting eight large core fibers, a savings of 87%. This is an improvement in energy efficiency of 25% over the current EFO system.

Fiberstars was awarded its 36th and 37th U. S. patents this month, one covering the Jazz Light™ in the swimming pool market and the other for the optical system used in EFO. The EFO system is covered by a number of fundamental patents and is believed to give Fiberstars a technology edge for years to come.

About Fiberstars

                Fiberstars is the world’s leading supplier of fiber optic lighting. Fiberstars products are designed, manufactured and marketed in the commercial lighting, sign and swimming pool and spa markets. Fiber optic lighting provides aesthetic, safety, energy savings and maintenance cost benefits over conventional lighting. Fiberstars has 37 patents on its technologies for fiber optic lighting. Customers include fast food restaurant chains, theme parks and casinos, hotels, retail stores, swimming pool builders, spa manufacturers and many others. Company headquarters are located at 44259 Nobel Dr., Fremont, California. The Company has additional offices in Cleveland, Seattle, England and Germany. Telephone 510-490-0719. Web site: www.fiberstars.com.

                Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding expected margins and expense levels, the goal of profitability for 2003, the business outlook for 2003 and thereafter, expected effects of the war and duration of those effects, expected benefits of the DARPA and NIST contract work, expected benefits from alliances, expected product introductions and customer acceptance and orders, energy efficiency and statements or implications that the new technology will offer a competitive edge and contribute to future growth. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. Risk factors that could affect the Company’s future include, but are not limited to, the slowing U.S. and world economy and its effects on Fiberstars’ markets, failure to develop marketable products from new technologies, failure of new products to meet performance expectations, unanticipated costs of integrating acquisitions into the Fiberstars operation, delays in manufacturing of products, increased competition, other adverse sales and distribution factors and greater than anticipated costs and/or warranty expenses. For more information about potential factors which could affect Fiberstars financial results, please refer to Fiberstars’ SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2002, and its Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date hereof.  Fiberstars disclaims any intention or obligation to update or revise any forward-looking statements.

FIBERSTARS, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	March 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$188	231
Accounts receivable trade, net	6,711	5,208
Notes and other receivables	98	239
Inventories, net	6,791	6,808
Prepaids and other current assets	433	343
Total current assets	14,221	12,829

Fixed assets, net	2,434	2,581
Goodwill, net	4,071	4,032
Intangibles, net	423	462
Other assets	173	197
Total assets	$21,322	20,101

LIABILITIES
Current liabilities:
Accounts payable	$1,650	2,011
Accrued expenses	1,618	2,117
Bank overdraft	—	691
Short-term bank borrowings	3,765	593
Total current liabilities	7,033	5,412
Other long-term liabilities	67	—
Long-term bank debt	450	449
Total liabilities	7,550	5,861

SHAREHOLDERS’ EQUITY
Common stock	1	1
Additional paid-in capital	19,611	19,611
Notes receivable from shareholder	—	(75)
Accumulated other comprehensive loss	(40)	(119)
Accumulated deficit	(5,800)	(5,178)
Total shareholders’ equity	13,772	14,240
Total liabilities and shareholders’ equity	$21,322	$20,101

FIBERSTARS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands except per share amounts)

	Three months ended March 31,
	2003	2002

Net sales	$5,879	$7,590
Cost of sales	3,833	4,704
Gross profit	2,046	2,886

Operating expenses:

Research and development	200	444
Sales and marketing	1,748	1,806
General and administrative	664	706
Write-off in-process technology acquired
Total operating expenses	2,612	2,956

Loss from operations	(566)	(70)

Other income (expense):
Equity in joint venture’s income	—	—
Interest income (expense), net	(32)	(26)

Loss before income taxes	(598)	(96)
Benefit from (provision for) income taxes	(24)	26

Net loss	$(622)	(70)

Net loss per share – basic and diluted	$(0.12)	$(0.01)

Shares used in computing net income per share – basic and diluted	5,112	4,780